CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Lotsoff Capital Management Investment Trust and to the use of our report dated November 22, 2010 on the financial statements and financial highlights of Lotsoff Capital Management Micro Cap Fund, a series of Lotsoff Capital Management Investment Trust. Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
January 27, 2011